Exhibit 99.3

BitMine Immersion (BMNR) Announces ETH Holdings Exceeding 3.03 Million Tokens and Total Crypto and Cash Holdings of $12.9 Billion.

BitMine now owns greater than 2.5% of the ETH token supply, now at halfway point as it moves towards the ‘Alchemy of 5%’

BitMine releases October Chairman’s Message discussing Ethereum supercycle

BitMine leads Crypto treasury peers by both the velocity of raising crypto NAV per share and by the high trading liquidity of BMNR stock

BitMine Crypto + Cash Holdings + “Moonshots” total $12.9 billion, including 3.03 million ETH Tokens, unencumbered cash of $104 million, and other crypto holdings

BitMine is the 22nd most traded stock in the US, trading $3.5 billion per day (5-day avg)

BitMine remains supported by a premier group of institutional investors including ARK’s Cathie Wood, MOZAYYX, Founders Fund, Bill Miller III, Pantera, Kraken, DCG, Galaxy Digital and personal investor Thomas “Tom” Lee to support BitMine’s goal of acquiring 5% of ETH

LAS VEGAS, October 13, 2025 /PRNewswire/ — (NYSE AMERICAN: BMNR) BitMine Immersion Technologies (“BitMine” or the “Company”) a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, today announced crypto BitMine crypto + cash + “moonshots” holdings totalling $13.4 billion.

As of October 12th at 6:00pm ET, the Company’s crypto holdings are comprised of 3,032,188 ETH at $4,154 per ETH (Bloomberg), 192 Bitcoin (BTC), $135 million stake in Eightco Holdings (NASDAQ: ORBS) (“moonshots”) and unencumbered cash of $104 million.

BitMine crypto holdings reigns as the #1 Ethereum treasury and #2 global treasury, behind Strategy Inc (MSTR), which owns 640,031 BTC valued at $73 billion. BitMine remains the largest ETH treasury in the world.

“The crypto liquidation over the past few days created a price decline in ETH, which BitMine took advantage of. We acquired 202,037 ETH tokens over the past few days pushing our ETH holdings to over 3 million, or 2.5% of the supply of ETH.” said Thomas “Tom” Lee of Fundstrat, Chairman of BitMine. “We are now more than halfway towards our initial pursuit of the ‘alchemy of 5%’ of ETH.”

The GENIUS Act and SEC’s Project Crypto are as transformational to financial services in 2025 as US action on August 15, 1971 ending Bretton Woods and the USD on the gold standard 54 years ago. This 1971 event was the catalyst for the modernization of Wall Street, creating the iconic Wall Street titans and financial and payment rails of today. These proved to be better investments than gold.

Bitmine also published the October Chairman’s Message. This month, we are posting Chairman Lee’s keynote at Token 2049 held in Singapore, where Lee discusses the Ethereum Supercycle. The related presentation is also posted on the BitMine website.

“Volatility creates deleveraging and this can cause assets to trade at substantial discounts to fundamentals, or as we say, ‘substantial discount to the future’ and this creates advantages for investors, at the expense of traders,” continued Lee. “This Chairman’s Message explains our framework for why we see Ethereum in a Supercycle driven by the AI and Wall Street moving into the blockchain.”

BitMine is now one of the most widely traded stocks in the US. According to data from Fundstrat, the stock has traded average daily dollar volume of $3.5 billion (5-day average, as of October 10, 2025), ranking #22 in the US, behind Coinbase (rank #21) and ahead of UnitedHealth (rank #23) among 5,704 US-listed stocks (statista.com and Fundstrat research).

“BitMine continues to attract institutional investor capital as our high liquidity is appealing. The combined trading volume share of BitMine and MSTR is now 88% of all global DAT trading volume. We continue to lead our crypto treasury peers by both the velocity of raising crypto NAV per share and by the high trading liquidity of our stock,” said Lee.

The company recently released a corporate presentation, which can be found here:

https://bitminetech.io/investor-relations/

The Chairman’s message can be found here:

https://www.bitminetech.io/chairmans-message

To stay informed, please sign up at: https://bitminetech.io/contact-us/

About BitMine

BitMine is a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, whether acquired by our Bitcoin mining operations or from the proceeds of capital raising transactions. Company business lines include Bitcoin Mining, synthetic Bitcoin mining through involvement in Bitcoin mining, hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

For additional details, follow on X:

https://x.com/bitmnr

https://x.com/fundstrat

https://x.com/bmnrintern

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including BitMine’s ability to keep pace with new technology and changing market needs; BitMine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of BitMine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of BitMine’s filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE BitMine Immersion Technologies, Inc.

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Marcy Simon

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